Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 5 to the Registration Statement on Form S-1/A of our report dated February 27, 2017, relating to the consolidated financial statements of Catasys, Inc. and Subsidiaries as of December 31, 2016 and 2015, and for each of the two years in the period ended December 31, 2016. Our report relating to the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California

April 25, 2017